Securities Purchase Agreement

BETWEEN

Intelspec International, Inc.

AND

Intelspec, LLC

AND

Thomas Morgan

DATED

July 1, 2008

EXHIBIT 10.2

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), is entered into as of July 1, 2008, by and between Intelspec International, Inc., a Nevada corporation (the “Company”), Intelspec, LLC, a Delaware limited liability company (“Intelspec”), and Thomas Morgan, a resident of Ras El Khaimah, RKA, United Arab Emirates and the sole member of Intelspec (the “Seller”);

WITNESSETH:

WHEREAS, the Seller owns one hundred (100) membership units in Intelspec, which units constitute 100% of the outstanding ownership or right to ownership of Intelspec (the “Intelspec Units”); and

WHEREAS, Intelspec has developed a lucrative business plan which will help position the Company as a competitive project management company in and around the U.A.E.; and

WHEREAS, the Company desires to acquire from the Seller, and the Seller desires to convey to the Company, all of the Intelspec Units in exchange for thirty thousand dollars ($30,000) (“Cash Consideration”) and one hundred and fifty thousand (150,000) shares of $0.001 par value common stock of the Company (“Company Shares”) (together, the Cash Consideration and the Company Shares are herein referred to as the “Purchase Price”); and

WHEREAS, the Company will acquire, on or before September 30, 2008, 100% of Power Track Projects, FZE, a Fujeirah Free Zone Establishment company, from Power Track’s parent company, Marena Industries, Ltd., an English private company limited by shares (“Marena”) and the shareholders of Marena, in exchange for fourteen million (14,000,000) shares of the Company’s common stock, pursuant to a Share Exchange Agreement; and

WHEREAS, the Company and Marena have made it a condition to closing of the transaction contemplated in the Share Exchange Agreement that the transaction contemplated in this Agreement be consummated.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1	Defined Terms. Unless otherwise specifically defined in this Agreement or the context otherwise requires, capitalized terms used in this Agreement shall have the following meanings:

1.1.1

“Affiliate” or “Affiliated” means, in relation to any party, any company or other commercial entity or person which directly or indirectly controls, is controlled by or is under common control with such party or any of such party’s directors, managers, supervisors or management personnel.

EXHIBIT 10.2

1.1.2

“Agreement” means this agreement, the recitals hereto and all Exhibits attached to this Agreement, in each case, as they may be amended or supplemented from time to time, and the expressions “hereof”, “herein”, “hereto ”, “hereunder”, “hereby”, and similar expressions, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; and unless otherwise indicated, references to sections and subsections are to sections and subsections in this Agreement.

1.1.3	“Applicable Law” means any domestic or foreign statute, law, ordinance, regulation, by-law or order that applies to the Company, Intelspec, or the Seller .

1.1.4	“Assets” means all of the properties, rights and assets of Intelspec including, without limitation, cash and cash equivalents, all investments, accounts receivable, Goodwill, and Personal Property.

1.1.5	“Business” means the business related to the procurement and project management of government contracts in and around the U.A.E .

1.1.6	“Business Day” means any day other than a Saturday, a Sunday or a day on which chartered banks in the United States of America are authorized or obligated by law to close.

1.1.7	“Cash Consideration” means thirty thousand dollars ($30,000).

1.1.8	“Company Shares” mean one hundred and fifty thousand (150,000) shares of $0.001 par value common stock of the Company.

1.1.9	“Closing” has the meaning set forth in subsection 2.4.

1.1.10	“Employees” means all persons engaged in the Business including employees, employees on leave, contract employees and owner-operators, if any.

1.1.11	“Employment Agreement” means the employment agreement referred to in Section 2.5.1 betw een the Company and the Seller to be entered into contemporaneously with this Agreement, attached as Exhibit A.

1.1.12

“Encumbrance” means any encumbrance of any kind whatever and includes, without limitation, any adverse claim, security interest, mortgage, lien, hypothecation, pledge, assignment, charge, trust or deemed trust (whether contractual, statutory or otherwise arising), or any other right, option or claim of others affecting the Assets, and any covenant or other agreement, restriction or limitation on the transfer of the Assets.

1.1.13

“Governmental Authority” includes any domestic or foreign government whether state, federal, provincial, or municipal and any governmental agency, governmental authority, governmental tribunal or governmental commission of any kind whatsoever.

1.1.14	“Goodwill” means:

1.1.14.1	all customer lists, contracts, files, records and outstanding quotations;

EXHIBIT 10.2

1.1.14.2

all trade marks (registered or not), trade names, designs, URL (including www.intelspec.com) and domain names, logos, industrial design applications and copyrights (registered or not) used in the Business;

1.1.14.3	all trade secrets and confidential information of Intelspec in relation to the Business;

1.1.14.4	all know-how of the Business including:

1.1.14.4.1	all information of a technical nature whether in oral, written, graphic, machine readable, electronic or physical form; and

1.1.14.4.2	all research data, research plans, trade secrets and other proprietary know-how, processes, formulas, drawings, technology, flow sheets, instructions, manuals, records and procedures.

1.1.15	“Intelspec Units” means membership units in Intelspec, which units constitute 100% of the outstanding ownership or right to ownership of Intelspec.

1.1.16

“Loss” means any and all loss, liability, damage, cost or expense actually suffered or incurred by a party resulting from the subject matter of any claim, including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise relating thereto (including legal fees on a solicitor’s and his own client basis), net of any tax savings arising as a result of expensing the same, less the amount of any judgment awarded as a result of any counterclaim or set-off relating to that claim, as the term is used in Sections 6.1 and 6.2 .

1.1.17

“Non-Compete Agreement” means the non-competition agreement referred to in Section 2.5.2 between the Company and the Seller to be entered into contemporaneously with this Agreement, attached as Exhibit B.

1.1.18

“Order” means any order, judgment, injunction, decree, award or writ of any court, tribunal, arbitrator, Governmental Authority, or other person who is authorized to make legally binding determinations.

1.1.19

“Permits” means all permits, licenses, authorizations, agreements or understandings relating to the Business and issued by any Governmental Authority, or to which any Governmental Authority is a party .

1.1.20

“Personal Property” means all of the equipment, furniture, chattels and other tangible personal property used in the Business as at the Closing and any and all operating manuals, warranty information or other documentation relating thereto.

1.1.21	“Purchase Price” means the Cash Consideration and the Company Shares.

1.1.22	“Taxes” means all taxes and similar governmental charges, including:

EXHIBIT 10.2

1.1.22.1

state, federal, provincial, municipal and local, foreign or other income, franchise, capital, real property, personal property, withholding, payroll, employer health, transfer, sales, use, excise, goods and services, consumption, countervail and value added taxes, all other taxes of any kind relating to Intelspec, or the Business and imposed by any Governmental Authority, whether disputed or not; and

1.1.22.2	assessments, charges, duties, fees, imposts, levies or other governmental charges and interest, penalties or additions associated therewith.

1.1.23

“Tax Returns” means all reports, returns and other documents filed or required to be filed by Intelspec in relation to the Business in respect of Taxes or in respect of or pursuant to any domestic or foreign federal, provincial, state, municipal, territorial or other taxing statute.

1.2	Number and Gender. The terms defined in the singular shall have a comparable meaning when used in the plural and vice versa, and words importing gender include all genders.

1.3	Currency. Unless specified, all references to currency in this Agreement shall mean United States dollars.

1.4

Exhibits. References herein to Exhibits are to the disclosures pertinent to this Agreement. Any item that is disclosed in a representation or warranty or in the Exhibits shall be deemed disclosed for all purposes and for every representation and warranty. The following Exhibits are attached hereto and form part of this Agreement:

          Exhibit          Description

          A          Employment Agreement of the Seller with the Company

               B          Non-Compete Agreement of the Seller with the Company

1.5     Section Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

ARTICLE II

PURCHASE AND SALE OF SHARES

2.1     Purchase. Upon and subject to the terms of this Agreement, the Company hereby agrees to issue, deliver, and transfer, as applicable, the Purchase Price, which includes (i) the Company Shares, consisting of one hundred and fifty thousand (150,000) shares of the Company’s common stock, and (ii) the Cash Consideration of thirty thousand dollars ($30,000) to the Seller at the Closing.

2.2     Sale. The Seller hereby agrees to exchange, assign, transfer and set over 100% of the Intelspec Units, which consist of one hundred (100) membership units issued by Intelspec, to the Company at the Closing, there being no warrants or options to purchase membership units of Intelspec.

2.2     Purchase Price Valuation. The valuation of the Intelspec Units shall be deemed equivalent to the valuation of the Purchase Price.

EXHIBIT 10.2

2.3     Tax Free. The sale of the Intelspec Units for the Purchase Price will be deemed by the parties to be tax free.

2.4     Closing. The closing of the transaction contemplated hereby shall take place on or before August 29, 2008 (the “Closing”).

2.5     Additional Closing Agreements. Contemporaneous with the Closing of the Agreement, the Company and the Seller shall:

2.5.1     Enter into the Employment Agreement, in a form acceptable to the Company’s counsel, acting reasonably, by which Seller agrees to be employed by the Company in an executive capacity for a period of not less than three (3) years from the Closing, attached as Exhibit A.

2.5.2     Enter into the Non-Compete Agreement, in a form acceptable to the Company’s counsel, acting reasonably, by which Seller agrees not to compete with the Business as carried on by the Company, Intelspec, or any affiliated or related entity, anywhere in the world for the lesser period of three (3) years from the Closing or the term of the Employment Agreement, attached as Exhibit B.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1

The Seller and Intelspec. The Seller and Intelspec make the representations and warranties set out hereto to the Company, recognizing that the Company is relying on such representations and warranties in entering into the transactions contemplated by this Agreement. All due diligence searches, investigations or inspections by the Company, up to the Closing, are without prejudice to the Company’s right to rely upon the representations and warranties of the Seller and Intelspec in entering into the transactions contemplated by this Agreement. The Seller and Intelspec, jointly and severally, make these representations and warranties set out hereto to the Company:

3.1.1

Formation and Qualification. Intelspec is duly formed limited liability company which is organized and validly subsisting under the laws of the State of Delaware. Intelspec is duly registered, licensed or qualified to carry on the Business in the jurisdictions in which the nature of the Business as now being conducted by it makes such registration, licensing or qualification necessary.

3.1.2

Authority, Consents and Approvals. The Seller and Intelspec have all requisite company power and authority to enter into this Agreement and to perform the transactions contemplated by this Agreement. This Agreement has been duly authorized, executed and delivered by the Seller and Intelspec, and constitutes a legal, valid and binding obligation of the Seller and Intelspec, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. No other proceedings on the part of the Seller and Intelspec are necessary to authorize the entering into of this Agreement and the consummation of the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the agreements contemplated herein will not require the Seller and Intelspec to obtain any consent, waiver, authorization or approval of, or make any prior filing with or give notice to, any person.

EXHIBIT 10.2

3.1.3

Capitalization of Intelspec. The Intelspec Units are the only issued and outstanding membership units of Intelspec. The Intelspec Units are duly authorized, validly issued, fully paid and non-assessable and are owned of record and beneficially by the Seller. The Seller has good and valid title to the Intelspec Units, free and clear of all Encumbrances. There are no outstanding options, warrants or rights to purchase or acquire, or securities convertible into or exchangeable for, any membership units or other securities in the capital of Intelspec, and there are no other contracts, commitments, agreements, understandings, arrangements or restrictions which require Intelspec to issue, sell or deliver any of its respective membership units or other securities. The Intelspec Units bear no restriction on transfer that would prohibit conveyance to the Company.

3.1.4

Corporate Records. All transactions of Intelspec have been promptly and properly recorded or filed in or with its respective books and records, and the minute books contain complete and accurate records of the meetings and proceedings of unit holders and managers thereof.

3.1.5	Intelspec Manager and Officer. The sole manager and officer of Intelspec is Thomas Morgan.

3.1.6

Liabilities. Intelspec has no material liabilities of any kind whatsoever, contingent or non-contingent, other than those incurred in the ordinary course of business, including, without limitation, utilities, telephone, and legal services.

3.1.7

Liabilities at Closing. Except as may otherwise be set forth in Section 3.1.6 above, the value of all liabilities of Intelspec, including any exposure under any gu arantees, as at the Closing, shall not be in excess of those normally incurred and paid in the ordinary course of business.

3.1.8

Assets. Intelspec has good and marketable, legal and beneficial title to all of the property comprising the Assets, free and clear of all Encumbrances. The Assets constitute all of the property, rights and other assets used by Intelspec, or which are necessary or desirable to conduct the Business as conducted prior to the date hereof. Without limiting the generality of the foregoing, none of the Personal Property is leased or otherwise used in the Business subject to any agreement with any third party.

3.1.9

Corporate Records. All material transactions relating to the Business have been promptly and properly recorded or filed in or with Intelspec’s books and records. The minute books of Intelspec contain complete and accurate records of the meetings and proceedings of members and managers thereof.

3.1.10	Contracts. Intelspec is not a party to, or bound by, any material contract, agreement or commitment of any kind in relation to the Business other than this Agreement.

3.1.11	Payment of Taxes. Intelspec has paid any and all Taxes due and payable in relation to the Business and has paid any and all assessments that Intelspec has received in respect of Taxes.

EXHIBIT 10.2

3.1.12

Reassessments. No reassessments of Taxes have been issued against Intelspec in relation to the Business nor is the Seller or Intelspec aware of any pending or threatened assessment or reassessment for Taxes. Intelspec has not executed or filed with any Governmental Authority any agreement extending the period for assessment, reassessment or collection of any Taxes.

3.1.13

Withholdings. Intelspec has withheld from each payment made to any of the Employees of the Business or former Employees, officers and managers, and to all other persons, all amounts required by law and will continue to do so until the Closing and has remitted or will remit, such withheld amounts within the prescribed periods to the appropriate Governmental Authority. Intelspec has charged and collected and has remitted or will remit on a timely basis all Taxes as required by Applicable Law on any sale, supply or delivery whatsoever, made in relation to the Business.

3.1.14

Employees. Complete and accurate particulars of the Employees pertaining to the date of hire of such Employees and their annual remuneration and the names of those on long term disability, workers’ compensation or leave of absence (if any) will be provided to the Company upon request. Power Track does not have any written employment agreements relating to any of the Employees.

3.1.15

Collective/Employment Agreements. None of the Employees is employed under a contract which cannot be terminated by Intelspec, with or without notice, including those Employees who are employed on indefinite hire requiring reasonable notice of termination by Applicable Law. Intelspec is not a party, either directly or by operation of law, to any collective bargaining agreement. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the Employees of the Business by way of certification, interim certification, voluntary recognition, or successor rights. There are no threatened or pending union organizing activities involving the Employees and there are no threatened labor disputes or work stoppages relating to, or connected with, the Business.

3.1.16

Occupational Health and Safety. There are no outstanding inspection orders or charges or any other Orders made against Intelspec or the Business. Intelspec is in compliance with all occupational health and safety rules and regulations in all material respects in relation to the Business and there are no outstanding violations of such rules and regulations.

3.1.17

Insurance. Any insurance policies relating to the Business are in full force and effect and Intelspec is not in default with respect to any of the provisions contained in any such insurance policy. Intelspec is not aware of any events or occurrences that could reasonably form the basis for a claim under any of Intelspec’s policies of insurance.

3.1.18	Permits. Intelspec is in possession of and is in compliance with all Permits required by any Governmental Authority which are necessary to conduct the Business.

3.1.19

Absence of Legal Conflicts. The execution and delivery of this Agreement by the Seller and Intelspec does not, and the performance of this Agreement by such parties of the transactions contemplated by this Agreement will not:

3.1.19.1	conflict with or violate the constituent documents of Intelspec, or any resolution of the managers or membership unit holders of Intelspec ;

EXHIBIT 10.2

3.1.19.2	conflict with or violate any Applicable Law; or

3.1.19.3

result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Seller or Intelspec is a party in relation to the Business or by which the Business or the Assets is bound or affected, which, in any such case, would prohibit or delay such parties’ ability to perform their respective obligations under this Agreement.

3.1.20

Litigation. There are no claims, actions, proceedings, suits, investigations or reviews pending or, to the knowledge the Seller or Intelspec, threatened against the Seller or Intelspec or otherwise in relation to the Business or the Assets or the Intelspec Units, before or by any Governmental Authority or court.

3.1.21	Copies of Documents etc. True and complete copies of the documents and agreements listed in the Exhibits hereto have been made available to the Company and its counsel for review.

3.1.22

Investment Intent. The Seller is acquiring the Company Shares for investment purposes only and not with a view of immediate resale or distribution and will not resell or otherwise transfer or dispose of the Company Shares except in accordance with the provisions of all Applicable Laws.

3.2

Company. The Company makes the representations and warranties set out hereto to the Seller and Intelspec, recognizing that the Seller and Intelspec are relying on such representations and warranties in entering into the transactions contemplated by this Agreement. All due diligence searches, investigations or inspections by the Seller and Intelspec, up to the Closing, are without prejudice to the Seller’ s and Intelspec’s right to rely upon the representations and warranties of the Company in entering into the transactions contemplated by this Agreement.

3.2.1

Incorporation and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is duly qualified as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on the Company.

EXHIBIT 10.2

3.2.2

Authority, Consents and Approvals. The Company has the corporate power and authority to enter into this Agreement and to perform the transactions contemplated by this Agreement, subject to shareholder approval. This Agreement has been duly authorized, executed and delivered by the Company’s board of directors and, subject to shareholder approval, constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except for obtaining shareholder approval, no other proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the agreements contemplated herein will not require the Company to obtain any other consent, waiver, authorization or approval of, or make any filing with or give prior notice to, any person, except for any such consents, waivers, authorizations or approvals which relate to shareholder approval.

3.2.3

Capitalization of the Company. The authorized capital of the Company consists of seventy million (70,000,000) common shares par value $0.001, of which ten thousand (10,000) common shares are issued and outstanding , and five million (5,000,000) preferred shares par value $0.001, of which zero (0) preferred shares are issued and outstanding (the “Outstanding Shares”). The Outstanding Shares are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding options, warrants or rights to purchase or acquire, or securities convertible into or exchangeable for, any shares or other securities in the capital of the Company, and there are no other contracts, commitments, agreements, understandings, arrangements or restrictions which require the Company to issue, sell or deliver any of its respective shares or other securities, except for the Share Exchange Agreement which will result in the issuance of approximately fourteen million (14,000,000) shares of the Company’s common stock to be distributed pro rata to the shareholders of Marena. The Company’ s Shares bear no restriction on transfer that would prohibit conveyance to the Sellers.

3.2.4

Corporate Records. All transactions of the Company have been promptly and properly recorded or filed in or with its respective books and records, and the minute books contain complete and accurate records of the meetings and proceedings of stockholders and directors thereof.

3.2.5	Company Directors and Officers. The sole director and officer of the Company is Shawn Teigen.

3.2.6

Liabilities. The Company has no material liabilities of any kind whatsoever, contingent or non-contingent, other than those incurred in the ordinary course of business, including, without limitation, commercial real estate leases, utilities, telephone, and legal services.

3.2.7

Liabilities at Closing. Except as may otherwise be set forth in Section 3.2.6 above, the value of all liabilities of the Company, including any exposure under any guarantees, as at the Closing , shall not be in excess of those normally incurred and paid by the Company in the ordinary course of business.

3.2.8

Assets. The Company has good and marketable, legal and beneficial title to all of the property comprising its assets, free and clear of all Encumbrances. Such assets constitute all of the property, rights and other assets used by the Company, or which are necessary or desirable to conduct the Company ’s business as conducted prior to the date hereof.

EXHIBIT 10.2

3.2.9

Corporate Records. All material transactions relating to the Company’s business have been promptly and properly recorded or filed in or with the Company’ s books and records. The minute books of the Company contain complete and accurate records of the meetings and proceedings of stockholders and directors thereof.

3.2.10	Payment of Taxes. The Company has paid all Taxes due and payable in relation to the Company’s business and has paid all assessments that the Company has received in respect of Taxes.

3.2.11

Reassessments. No reassessments of Taxes have been issued against the Company in relation to the Company’s Business nor is the Company aware of any pending or threatened assessment or reassessment for Taxes. The Company has not executed or filed with any Governmental Authority any agreement extending the period for assessment, reassessment or collection of any Taxes.

3.2.12

Contracts. The Company is not a party to, or bound by, any material contract, agreement or commitment of any kind in relation to its business other than this Agreement and the Securities Purchase Agreement , which agreements are in full force and effect.

3.2.13	Employees. The Company does not have any employees.

3.2.14

Occupational Health and Safety. There are no outstanding inspection orders or charges or any other Orders made against the Company or its business. The Company is in compliance with all occupational health and safety rules and regulations in all material respects in relation to its business and there are no outstanding violations of such rules and regulations.

3.2.15	Insurance. The Company carries no insurance related to its business or assets.

3.2.16	Permits. The Company is in possession of and is in compliance with all Permits required by any Governmental Authority that are necessary to conduct the Company’s business.

3.2.17

Absence of Legal Conflict. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation by it of the transactions contemplated by this Agreement will not:

3.2.17.1	conflict with or violate the constituent documents of the Company;

3.2.17.2	conflict with or violate any Applicable Law; or

3.2.17.3

result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties is bound or affected, which, in any such case, would prohibit or delay the Company’s ability to perform its obligations under this Agreement.

EXHIBIT 10.2

3.2.18

Litigation. There are no claims, actions, proceedings, suits, investigations or reviews pending or, to the knowledge of the Company’s director, threatened against the Company or otherwise in relation to the Company or its assets or the Outstanding Shares, before or by any Governmental Authority or court.

3.2.19	Copies of Documents etc. True and complete copies of the documents and agreements listed in the Exhibits hereto have been made available to the Seller and Intelspec and its counsel for review.

3.2.20

Investment Intent. The Company is acquiring the Intelspec Units for investment purposes only and not with a view to or for resale or distribution and will not resell or otherwise transfer or dispose of the Intelspec Units except in accordance with the provisions of all Applicable Laws.

ARTICLE IV
CLOSING

4.1.     The Seller’s and Intelspec’s Deliveries at Closing. At the Closing or as soon as practicable thereafter, the Seller and Intelspec will deliver to the Company the following:

4.1.1     Certificates representing the Intelspec Units, duly endorsed by the Seller for transfer to Company as evidenced by facsimile transmission, to be delivered to Company as soon as is practicable after the Closing;

4.1.2     A Bill of Sale relating to the Intelspec Units, duly endorsed for transfer to the Company;

4.1.3     A certified copy of the resolution of the director of Intelspec authorizing the execution and delivery of this Agreement and all documents to be executed and delivered by Intelspec at Closing.

4.1.4      Any consents required to transfer the Intelspec Units to the Company;

4.1.5      All discharges and notices of discharge, estoppel letters, pay-out letters or similar discharging documentation, in registrable form if required, which are necessary or desirable to effect or evince the discharge of any Encumbrances, all of which are satisfactory in form and content to the Company, acting reasonably;

4.1.6     A certificate jointly signed by the Seller and Intelspec certifying that at and as of the Closing, the representations and warranties contained in this Agreement are true and correct as if made at the Closing and that all covenants, agreements and conditions required by this Agreement to be performed or complied with by the Seller and Intelspec prior to or at the Closing have been performed and complied with; and

4.1.7      Such other documents, certificates, instruments and agreements as are required or contemplated to be delivered by the Seller and Intelspec pursuant to this Agreement.

4.2     The Company’s Deliveries at Closing. At the Closing, the Company shall deliver to the Seller and Intelspec as applicable:

EXHIBIT 10.2

4.2.1     Share certificates representing the Company Shares, duly endorsed for transfer to the Sellers on a pro rata basis to be delivered to the Sellers as soon as is practicable after the Closing;

     4.2.2     A facsimile evidencing the wire of the Cash Consideration to the Seller;

4.2.3     A certified copy of resolutions of the board of directors of the Company authorizing:

4.2.3.1     the purchase by the Company;

4.2.3.2     the execution and delivery of this Agreement and all documents to be executed and delivered by the Company at Closing;

4.2.3.3     the resignation of Shawn Teigen as chief executive officer, chief financial officer, and principle accounting officer at Closing and the appointment of the Seller as chief executive officer, chief financial officer, and principle accounting officer at Closing.

4.2.4     A certificate of the officer of the Company, dated as of the Closing, certifying on behalf of the Company that at and as of the Closing the representations and warranties of the Company contained in this Agreement are true and correct as if made at the Closing and that all covenants, agreements and conditions required by this Agreement to be performed or complied with by the Company prior to or at the Closing have been performed and complied with, except as otherwise specifically disclosed to the Seller and Intelspec by notice in writing; and

4.2.5     Such other documents, certificates, instruments and agreements as are required or contemplated to be delivered by the Company pursuant to this Agreement.

ARTICLE V
CONDITIONS PRECEDENT TO CLOSING

5.1     Conditions Precedent to Obligations of the Company. The obligations of the Company under this Agreement to consummate the Closing contemplated hereby shall be subject to the satisfaction, or the waiver of the Company, on or before the Closing, of the following conditions:

     5.1.1     Representations and Warranties True. The representations and warranties of the Seller and Intelspec shall be in all material respects true and accurate as of the date when made, and, except as to representations and warranties which are expressly limited to a state of facts existing at a time prior to the Closing, shall be in all material respects true and accurate at and as of the Closing.

5.1.2     Performance of Covenants. The Seller and Intelspec shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or as of the Closing.

EXHIBIT 10.2

5.1.3     No Governmental or Other Proceeding or Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits any transaction contemplated hereby; and no suit, action, other than the exercise of dissenters’ rights, investigation, inquiry or proceeding by any governmental body or other person or entity shall be pending or threatened against the Seller and Intelspec which challenges the validity or legality, or seeks to restrain the consummation, of the transactions contemplated hereby.

5.1.5     Closing Documentation. The Company shall have received the documents identified in Section 4.1 and such additional documentation at the Closing as the Company and its counsel may reasonably require to evidence compliance by the Seller and Intelspec with all of their obligations under this Agreement.

5.2     Conditions Precedent to Obligations of the Seller and Intelspec. The obligations of Seller and Intelspec under this Agreement to consummate the Closing contemplated hereby shall be subject to the satisfaction, or the waiver of the Seller and Intelspec, on or before the Closing, of the following conditions:

     5.2.1     Representations and Warranties True. The representations and warranties of the Company shall be in all material respects true and accurate as of the date when made, and, except as to representations and warranties which are expressly limited to a state of facts existing at a time prior to the Closing, shall be in all material respects true and accurate at and as of the Closing.

     5.2.2     Performance of Covenants. The Company shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or as of the Closing.

     5.2.3     No Governmental or Other Proceeding or Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits any transaction contemplated hereby; and no suit, action, other than the exercise of dissenters’ rights, investigation, inquiry or proceeding by any governmental body or other person or entity shall be pending or threatened against the Company which challenges the validity or legality, or seeks to restrain the consummation, of the transactions contemplated hereby.

5.2.4     Closing Documentation. The Seller and Intelspec shall have received the documents identified in Section 4.2 and such additional documentation at the Closing as the Seller and Intelspec and their respective counsel may reasonably require to evidence compliance by the Company with all of its obligations under this Agreement.

EXHIBIT 10.2

ARTICLE VI
INDEMNIFICATION

6.1      Indemnity of the Seller and Intelspec. The Company agrees to defend, indemnify and hold harmless the Seller and Intelspec from and against, and to reimburse the Seller and Intelspec with respect to any Loss (“Seller or Intelspec Losses”), asserted against or incurred by the Seller and Intelspec by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in this Agreement made by the Company or in any document or certificate delivered by the Company pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby. Notwithstanding the foregoing provisions of this Section 6.1, no claim for indemnification shall be made by the Seller and Intelspec against the Company unless and until the aggregate Seller or Intelspec Losses shall exceed $25,000.

6.2      Indemnity of the Company. The Seller and Intelspec, jointly and severally, agree to defend, indemnify and hold harmless the Company from and against, and to reimburse the Company with respect to any Loss (“Company Losses”), asserted against or incurred the Company by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in this Agreement and made by the Seller or Intelspec or in any document or certificate delivered by the Seller or Intelspec pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby; provided, however, that the Seller or Intelspec shall only be required to defend, indemnify and hold harmless the Company for the representations and warranties made by the Seller or Intelspec. Notwithstanding the foregoing provisions of this Section 6.2, no claim for indemnification shall be made by Company against the Seller or Intelspec unless and until the aggregate Company Losses shall exceed $25,000.

6.3      Indemnification Procedure. A party (an “Indemnified Party”) seeking indemnification shall give prompt notice to the other party (the “Indemnifying Party”) of any claim for indemnification arising under this Article VI. The Indemnifying Party shall have the right to assume and to control the defense of any such claim with counsel reasonably acceptable to such Indemnified Party, at the Indemnifying Party’s own cost and expense, including the cost and expense of reasonable attorneys’ fees and disbursements in connection with such defense, in which event the Indemnifying Party shall not be obligated to pay the fees and disbursements of separate counsel for such in such action. In the event, however, that such Indemnified Party’s legal counsel shall determine that defenses may be available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party, in that there could reasonably be expected to be a conflict of interest if such Indemnifying Party and the Indemnified Party have common counsel in any such proceeding, or if the Indemnified Party has not assumed the defense of the action or proceedings, then such Indemnifying Party may employ separate counsel to represent or defend such Indemnified Party, and the Indemnifying Party shall pay the reasonable fees and disbursements of counsel for such Indemnified Party. No settlement of any such claim or payment in connection with any such settlement shall be made without the prior written consent of the Indemnifying Party which consent shall not be unreasonably withheld.

EXHIBIT 10.2

ARTICLE VII

JOINT AND SEVERAL OBLIGATIONS

7.1     The Seller acknowledges and agrees that the Company is entering into this Agreement in reliance upon the personal covenants of the Sellers and, accordingly, all covenants, representations and warranties provided by the Seller and Intelspec in this Agreement are provided on a joint and several basis as between the Seller and Intelspec with the intent and effect that the Seller and Intelspec shall be jointly and severally bound thereby, and responsible therefor, up to the Closing, but after the Closing the Seller shall remain jointly and severally liable for the breach of any representations, warranties or covenants under this Agreement made by the Seller or Intelspec, the Seller will have no right of contribution from Intelspec in relation thereto. The Seller agrees with the Company that the Seller shall perform, or cause Intelspec to perform, each and every covenant, agreement and obligation of the Seller and Intelspec in this Agreement, and that the Seller and Intelspec shall be bound by all such covenants, agreements and obligations as if they were providing such covenants and agreements, and assuming such obligations, personally.

ARTICLE VIII

MISCELLANEOUS

8.1.      Amendment and Modification; Waiver. This Agreement may only be amended or modified in writing, signed by all of the parties hereto. No waiver in writing of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

8.2.      Further Assurances. The parties will execute and deliver such further documents and do such further and other things as may be necessary to carry out and give effect to the intent of this Agreement and the transactions contemplated hereby.

8.3.      Expenses. Except as otherwise expressly provided in this Agreement and whether or not the transactions contemplated by this Agreement are completed, the parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby.

8.4.      Public Disclosure. The parties agree that, except as may be required to comply with the requirements of Applicable Laws, the parties shall keep the terms of this Agreement, and the agreements entered into in relation hereto, confidential.

8.5.      Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld.

8.6.     Parties in Interest. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors, heirs or other personal legal representatives and permitted assigns. Except as expressly provided in this Agreement, nothing in this Agreement is intended to confer upon any person other than the Company, the Seller and Intelspec or their respective successors, heirs or other personal legal representatives or permitted assigns, any rights or remedies under or by reason of this Agreement.

EXHIBIT 10.2

8.7.      Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original by the parties executing such counterpart, but all of which shall be considered one and the same instrument. A signed facsimile or telecopied copy of this Agreement shall be effectual and valid proof of execution and delivery.

8.8.      Performance on Holidays. If any action is required to be taken pursuant to this Agreement on or by a specified date which is not a Business Day, then such action shall be valid if taken on or by the next succeeding Business Day.

8.9      Notice. All communications, notices, requests, consents or demands given or required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to, or received by prepaid registered or certified mail or recognized overnight courier addressed to, or upon receipt of a facsimile sent to, the party for whom intended, as follows, or to such other address or facsimile number as may be furnished by such party by notice in the manner provided herein:

     If to Company:

Intelspec International, Inc.
163 Williams Ave.
Salt Lake City, Utah 84111

Attention: Shawn Teigen, President
Phone Number: (801) 755-2636
Email: shawnteigen@gmail.com

With a copy to:

Ruairdih W. Campbell, Esq.
1403 E 900 S
Salt Lake City, Utah 84105
Phone Number: (801) 582-9606
Fax Number: (801) 582-9629

     If to Intelspec:

PO Box 307
Ashburn
Virginia 20146
Attention: Thomas Morgan
Phone Number: (202) 787-1523
Email: trmorgan@intelspec.com

     If to the Seller:

Thomas Morgan

Sultan Al Kabeer Road, Villa #1

Ras Al Khaimah, RAK

United Arab Emirates

Phone Number: +971 7 221 0980

Email: trmorgan@intelspec.com

EXHIBIT 10.2

8.10.      Governing Law. This Agreement will be construed and enforced in accordance with and governed by the laws of the State of Nevada, without reference to principles of conflicts of law. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the State of Nevada in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of such proceeding in such jurisdictions. Each party hereby agrees that if another party to this Agreement obtains a judgment against it in such a proceeding, the party which obtained such judgment may enforce same by summary judgment in the courts of any country having jurisdiction over the party against whom such judgment was obtained, and each party hereby waives any defenses available to it under local law and agrees to the enforcement of such a judgment. Each party to this Agreement irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth herein. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

8.11.      Headings. Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement.

8.12.      Severability.If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable.

8.13.      Entire Agreement. This Agreement, the Exhibits, and any instruments and agreements to be executed pursuant to this Agreement, sets forth the entire understanding of the parties hereto with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter and may not be waived or modified, in whole or in part, except by a writing signed by each of the parties hereto. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such provision.

IN WITNESS WHEREOF each of the parties hereto has executed this Agreement as of the date first set forth above.

Intelspec International, Inc

/s/ Shawn Teigen

By: Shawn Teigen
President

Intelspec, LLC

/s/ Thomas Morgan

By: Thomas Morgan

Intelspec, LLC’s sole member

Thomas Morgan

/s/ Thomas Morgan

EXHIBIT B

NON-COMPETE AGREEMENT

THIS AGREEMENT is made by and between Thomas Morgan (the “Seller”) and Intelspec International, Inc. (the “Company”).

WHEREAS, pursuant to that certain Securities Purchase Agreement between the Seller, the Company, and Intelspec, LLC, dated July 1, 2008 (the “Agreement”), the Seller agreed to enter into a Non-Competition Agreement as a condition to the Company’s obligations under the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the Company and the Seller agree as follows:

1)	Restrictive Covenant.

(a)

No Competition. The Seller agrees that for a period of three (3) years following the date hereof or the termination of his Employment Agreement, whichever is sooner (“Non-Compete Period”) that he shall not directly or indirectly, either individually or with others, engage or have any interest, as an owner, employee, representative, agent, consultant or otherwise, in any business which is similar to the business conducted by the Company. These covenants shall be deemed separate covenants for each and every state, country and any other governmental entity covered by the non-compete obligation and in the event the covenant for one or more such jurisdictions is determined to be unenforceable the remaining covenants shall continue to be effective. These covenants are not intended to prevent the Seller from using his general knowledge, experience, skill and know-how in a manner that is not competitive, provided the Seller does not use, disclose, divulge or communicate any Confidential Information (as hereinafter defined).

(b)	No Hiring of Others. Further, the Seller agrees that during such Non-Compete Period, he shall not solicit nor employ any person who is employed by the Company during the Non-Compete Period.

(c)	No Solicitation. The Seller further agrees that during such Non-Compete Period he shall not solicit Company customers on behalf of him or any other business or entity in competition with the business then conducted by the Company.

2)	Confidential Information.

(a)

Definition. For purposes of this Paragraph 2, the term “Confidential Information” means, in addition to its meaning under applicable law, information which is not generally known in the Company’s industry, which has been proprietary to the Company and which has been subject to efforts by the Company to maintain its confidentiality, including but not limited to (i) trade secret information; (ii) information relating to the business of the Company as conducted at any time to any of the Company’s past or current products, including, without limitation, information about the Company’s purchasing, accounting marketing, selling, or servicing. Without limitation of the foregoing, all information which Seller has a reasonable basis to consider Confidential Information or which has been treated by the Company as being Confidential Information shall be presumed to be Confidential Information whether originated by Seller or by others, and without regard to the manner in which the Seller obtains access to such information.

(b)	No Disclosure. The Seller shall, at any time during the Non-Compete Period, use or disclose any Confidential Information to any person not employed by the Company without the prior written authorization of the Company except as required by law, court order or governmental demand, provided that the Seller has given the Company prompt, written notice that he believes he is required to disclose same so that the Company has had reasonable opportunity to seek a protective order or other appropriate remedy. The Seller shall exercise prudence and the highest degree of care to safeguard and protect, and to prevent the unauthorized disclosure of, all such Confidential Information. The parties hereto stipulate that all Confidential Information has been acquired by the Company at great expense and substantial effort and is and will be important and material and does and will contribute significantly to the successful conduct of the Company’s business and to its goodwill. Information shall not be considered confidential to the extent, but only to the extent, that such information is: (i ) already known to the receiving party free of any restriction at the time it is obtained from the other party; (ii) subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (iii) is or becomes publicly available through no wrongful act of any party; ( iv) is independently developed by one party without reference to any Confidential Information of any other party or (v) required to be disclosed pursuant to a requirement of a governmental agency or law so long as the parties provide each other with timely written prior notice of such requirements.

3)

Remedies. The parties agree the Seller’s relationship with the Company and the Company’s business is unique and special; that in the event of the Seller’s material breach of this Agreement or any of its provisions, money damages alone would be an inadequate remedy; that any breach by the Seller of the provisions contained in Paragraphs 1 and 2 would cause immediate and irreparable harm to the Company, that in the event of any breach of this Agreement by the Seller, the Company, in addition to any remedies the Company may have at law, shall have the right to equitable relief, including injunctive relief, against the Seller without posting bond.

4)	Third Party Beneficiaries. The Seller acknowledges and agrees that the covenants contained in Paragraphs 1 and 2 hereof are expressly intended to benefit the Company and all of its Affiliates, and that for purposes of such Paragraphs the term “Company” shall include all of the Company ’s Affiliates. The term “Affiliate” shall mean any entity that directly or indirectly through one or more intermediaries controls, is controlled by or under common control with the Company, and any joint venturer or partner of the Company, and “control” means the power, director or indirect, to direct or cause the direction of management and policies, whether through ownership of voting securities, by contract or otherwise.

5)	Miscellaneous.

(a)

The Seller may not assign all or any portion of his rights, nor may he delegate his duties and obligations, under this Agreement. The Company may assign this Agreement and its rights (but not the Company ’s obligations hereunder). Any other purported assignment or delegation made without such written consent shall be null and void.

(b)	Except as otherwise provided herein, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto and their respective permitted successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

EXHIBIT B

(c)

Each party at any time and from time to time, whether before or after the date hereof, agrees upon the request of the other party to execute, acknowledge, and deliver any further documents or instruments that are necessary or desirable to carry out the terms of this Agreement or that are reasonably requested by the other party, and to take any other action to effect fully the purpose of this Agreement.

(d)	All of the terms and provisions of this Agreement and the parties’ respective rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective and permitted successors and assigns.

(e)	If any provision of this Agreement is held to be invalid or unenforceable, it shall be modified to conform with the law rather than voided, if possible, in order to achieve the intent of the parties to the full extent possible. In any event, all other provisions of the Agreement shall be deemed valid and enforceable to the full extent possible.

(f)	Either party’s delay or failure to enforce or exercise any provision of this Agreement or rights existing hereunder shall not in any way be construed as or constitute a waiver of any such provision or right, or prevent that party thereafter from enforcing each and every other provision or right of this Agreement.

(g)	This Agreement constitutes the entire agreement among the parties hereto with respect to the matters addressed herein and supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, among the parties hereto with respect to such subject matter, all of which prior agreements, understandings, negotiations and discussions or portions thereof, both written and oral, are merged into this Agreement.

(h)	No course of dealing shall be effective to amend, modify or change any provision of this Agreement. The provisions of this Agreement may be amended, modified or changed only by an instrument in writing signed by each of the parties hereto.

(i)	Any provisions, agreement, covenants, or representations contained in this Agreement which are expressly or by implication to come into or remain in force following the termination or expiration of this Agreement shall survive such termination or expiration.

(j)	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument and which shall have the same force and effect as the original instrument, and all of which shall constitute one and the same agreement.

(k)

All notices and other communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or deposited in the mail, first class, registered or certified, return receipt requested with proper postage prepaid, or transmitted by facsimile and:

EXHIBIT B

If to Company:

Intelspec International, Inc.
163 Williams Ave.
Salt Lake City, Utah 84111

Attention: Shawn Teigen, President
Phone Number: (801) 755-2636
Email: shawnteigen@gmail.com

With a copy to:

Ruairdih W. Campbell, Esq.
1403 E 900 S
Salt Lake City, Utah 84105
Phone Number: (801) 582-9606
Fax Number: (801) 582-9629

If to the Seller:

Thomas Morgan
Sultan Al Kabeer Road, Villa #1
Ras Al Khaimah, RAK
United Arab Emirates
Phone Number: +971 7 221 0980
Email: trmorgan@intelspec.com

(l)

This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the State of Nevada without reference to its conflicts of laws provision.

(m)	In the event of any litigation between or among the parties, the prevailing party shall be entitled to recover its attorney’s fees and costs incurred.

IN WITNESS WHEREOF each of the parties hereto has executed this Agreement as of the dates set forth below.

Intelspec International, Inc

/s/ Shawn Teigen                              July 28, 2008

By: Shawn Teigen                              Date
President

Thomas Morgan

/s/ Thomas Morgan                              July 25, 2008

                                        Date